Exhibit 5.1
Form of Opinion of Davis Graham & Stubbs LLP

Board of Directors
Bazi International, Inc.
1730 Blake Street, Suite 305
Denver, Colorado 80202

Re:	Registration Statement on Form S-3 relating to 26,858,500 shares of common stock

Gentlemen:

We have acted as counsel for Bazi International, Inc., a Nevada corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission.  The Registration Statement relates to the registration under the Securities Act of 1933 (the “Act”), for the account certain selling shareholders, of a total of 26,858,500 shares (the “Shares”) consisting of (i)  24,358,500 shares (the “Conversion Shares”) of the Company’s common stock issuable upon conversion of 10% senior secured convertible notes (the “Notes”) of the Company (including shares issuable upon conversion of additional Notes (the "PIK Notes") that may be issued in the future as interest paid in kind in lieu of cash interest on the Notes and (ii) 2,500,000 shares (the “Compensation Shares”) of common stock issued to John Thomas Financial, Inc. as compensation for acting as placement agent with respect to the placement of the Notes.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act. In rendering this opinion we have examined the Registration Statement and such corporate records and proceedings of the Company, including actions taken by the Company’s board of directors in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.  For purposes of this opinion we have assumed that PIK Notes will legally be issued in accordance with applicable law in lieu of interest in accordance with the terms of the Notes at each interest payment date during the term of the Notes.  We are opining herein as to applicable provisions of the Nevada Revised Statutes governing corporations, and we express no opinion with respect to any other laws.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

(i)
the Conversion Shares, when and if issued by the Company upon conversion of the Notes in accordance with the terms of the Notes (including the PIK Notes) will be validly issued, fully paid and nonassessable shares of the common stock of the Company; and

(ii)	the Compensation Shares have been duly authorized and validly issued and are fully paid and non-assessable shares of the common stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement and in the Prospectus constituting a part thereof.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Very truly yours,